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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) and(d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2

                               (Amendment No. 1)1

                          Chastain Capital Corporation
                                (Name of Issuer)

                          Common Stock, par value $0.01
                         (Title of Class of Securities)

                                    161697107
                                 (CUSIP Number)

                                February 1, 2000
             (Date of Event which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          Rule 13d-1(b)

     X    Rule 13d-1(c)

          Rule 13d-1(d)


-------------------------
     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                      13G
===============================
 CUSIP No. 161697107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ] **
         ** The reporting  persons  making this filing hold an aggregate of 0
            Shares, which is 0.0% of the class of securities.
            The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           -0-
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      -0-
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                             [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.0%
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 27 Pages

                                       13G
===============================
 CUSIP No. 161697107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ] **
         ** The reporting  persons  making this filing hold an aggregate of 0
            Shares, which is 0.0% of the class of securities.
            The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           -0-
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      -0-
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                             [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.0%
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 27 Pages

                                       13G
===============================
 CUSIP No. 161697107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners II, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ] **
         ** The reporting  persons  making this filing hold an aggregate of 0
            Shares, which is 0.0% of the class of securities.
            The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           -0-
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      -0-
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                             [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.0%
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 27 Pages

                                       13G
===============================
 CUSIP No. 161697107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners III, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ] **
         ** The reporting  persons  making this filing hold an aggregate of 0
            Shares, which is 0.0% of the class of securities.
            The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           -0-
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      -0-
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                             [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.0%
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 27 Pages

                                       13G
===============================
 CUSIP No. 161697107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Tinicum Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ] **
         ** The reporting  persons  making this filing hold an aggregate of 0
            Shares, which is 0.0% of the class of securities.
            The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           -0-
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      -0-
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                             [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.0%
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 6 of 27 Pages

                                       13G
===============================
CUSIP No. 161697107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital (CP) Investors, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ] **
         ** The reporting  persons  making this filing hold an aggregate of 0
            Shares, which is 0.0% of the class of securities.
            The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           -0-
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      -0-
----------------------=========================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.0%
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 27 Pages

                                      13G
===============================
 CUSIP No. 161697107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Management, L.L.C.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ] **
         ** The reporting  persons  making this filing hold an aggregate of 0
            Shares, which is 0% of the class of securities.
            The reporting person on this cover page, however,  may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           -0-
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      -0-
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.0%
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IA, OO
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 27 Pages

                                       13G
===============================
 CUSIP No. 161697107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Partners, L.L.C.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ] **
         ** The reporting  persons  making this filing hold an aggregate of 0
            Shares, which is 0% of the class of securities.
            The reporting person on this cover page, however,  may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           -0-
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      -0-
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.0%
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         OO
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 27 Pages

                                       13G
===============================
 CUSIP No. 161697107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Enrique H. Boilini
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ] **
         ** The reporting  persons  making this filing hold an aggregate of 0
            Shares, which is 0% of the class of securities.
            The reporting person on this cover page, however,  may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Argentina
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           -0-
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      -0-
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.0%
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 10 of 27 Pages

                                       13G
===============================
 CUSIP No. 161697107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         David I. Cohen
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ] **
         ** The reporting  persons  making this filing hold an aggregate of 0
            Shares, which is 0% of the class of securities.
            The reporting person on this cover page, however,  may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         South Africa
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           -0-
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      -0-
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.0%
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 11 of 27 Pages

                                       13G
===============================
 CUSIP No. 161697107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Joseph F. Downes
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ] **
         ** The reporting  persons  making this filing hold an aggregate of 0
            Shares, which is 0% of the class of securities.
            The reporting person on this cover page, however,  may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           -0-
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      -0-
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.0%
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 12 of 27 Pages

                                       13G
===============================
 CUSIP No. 161697107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         William F. Duhamel
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ] **
         ** The reporting  persons  making this filing hold an aggregate of 0
            Shares, which is 0% of the class of securities.
            The reporting person on this cover page, however,  may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           -0-
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      -0-
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.0%
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 13 of 27 Pages

                                       13G
===============================
 CUSIP No. 161697107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Fleur E. Fairman
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ] **
         ** The reporting  persons  making this filing hold an aggregate of 0
            Shares, which is 0% of the class of securities.
            The reporting person on this cover page, however,  may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           -0-
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      -0-
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.0%
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 14 of 27 Pages

                                       13G
===============================
 CUSIP No. 161697107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Jason M. Fish
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ] **
         ** The reporting  persons  making this filing hold an aggregate of 0
            Shares, which is 0% of the class of securities.
            The reporting person on this cover page, however,  may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           -0-
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      -0-
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.0%
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 15 of 27 Pages

                                       13G
===============================
 CUSIP No. 161697107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Andrew B. Fremder
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ] **
         ** The reporting  persons  making this filing hold an aggregate of 0
            Shares, which is 0% of the class of securities.
            The reporting person on this cover page, however,  may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           -0-
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      -0-
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.0%
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 16 of 27 Pages

                                      13G
===============================
 CUSIP No. 161697107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Richard B. Fried
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ] **
         ** The reporting  persons  making this filing hold an aggregate of 0
            Shares, which is 0% of the class of securities.
            The reporting person on this cover page, however,  may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           -0-
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      -0-
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.0%
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 17 of 27 Pages

                                       13G
===============================
 CUSIP No. 161697107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         William F. Mellin
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ] **
         ** The reporting  persons  making this filing hold an aggregate of 0
            Shares, which is 0% of the class of securities.
            The reporting person on this cover page, however,  may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           -0-
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      -0-
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.0%
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 18 of 27 Pages

                                       13G
===============================
 CUSIP No. 161697107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Stephen L. Millham
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ] **
         ** The reporting  persons  making this filing hold an aggregate of 0
            Shares, which is 0% of the class of securities.
            The reporting person on this cover page, however,  may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           -0-
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      -0-
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.0%
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 19 of 27 Pages

                                       13G
===============================
 CUSIP No. 161697107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Meridee A. Moore
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ] **
         ** The reporting  persons  making this filing hold an aggregate of 0
            Shares, which is 0% of the class of securities.
            The reporting person on this cover page, however,  may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           -0-
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      -0-
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.0%
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 20 of 27 Pages

                                       13G
===============================
 CUSIP No. 161697107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Thomas F. Steyer
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ] **
         ** The reporting  persons  making this filing hold an aggregate of 0
            Shares, which is 0% of the class of securities.
            The reporting person on this cover page, however,  may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           -0-
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      -0-
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.0%
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 21 of 27 Pages

                                      13G
===============================
 CUSIP No. 161697107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Mark C. Wehrly
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ] **
         ** The reporting  persons  making this filing hold an aggregate of 0
            Shares, which is 0% of the class of securities.
            The reporting person on this cover page, however,  may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           -0-
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      -0-
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.0%
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 22 of 27 Pages

     This Amendment No. 1 to Schedule 13G amends the Schedule 13G initially filed on July 1, 1999 (collectively, with all amendments thereto, the "Schedule 13G")2.

Item 1. Issuer

     (a) Name of Issuer:

         Chastain Capital Corporation (the "Company")


     (b) Address of Issuer's Principal Executive Offices:

         3424 Peachtree Road N.E., Suite 800, Atlanta, Georgia 30326

Item 2. Identity And Background.

     Title Of Class Of Securities And CUSIP Number (Item 2(d) and (e))

     This statement relates to Shares of Common Stock, par value $0.01 (the "Shares") of the Company. The CUSIP number of the Shares is 161697107.

     Name  Of  Persons  Filing,   Address  Of  Principal   Business  Office  And
     Citizenship (Item 2(a), (b) and (c))

     This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

     The Partnerships

            (i)   Farallon  Capital   Partners,   L.P.,  a  California   limited
                  partnership ("FCP"), with respect to the Shares held by it;

            (ii) Farallon Capital Institutional Partners, L.P., a California limited partnership ("FCIP"), with respect to the Shares held by it;

            (iii) Farallon Capital Institutional Partners II, L.P., a California
                  limited partnership ("FCIP II"), with respect to the Shares held by it;

            (iv) Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership ("FCIP III"), with respect to the Shares held by it;

             (v)  Tinicum  Partners,   L.P.,  a  New  York  limited  partnership
                  ("Tinicum"), with respect to the Shares held by it; and

------------------------
     2 The original Schedule 13G was filed under CIK # 0001012168. This amendment was filed under CIK # 0000909661.

                              Page 23 of 27 Pages

            (vi) Farallon Capital (CP) Investors, L.P., a Cayman Islands limited partnership ("FCCP") with respect to the Shares held by it.


     FCP, FCIP, FCIP II, FCIP III, Tinicum and FCCP are together referred to herein as the "Partnerships."

      The Management Company

            (vii) Farallon  Capital  Management,   L.L.C.,  a  Delaware  limited
                  liability company (the "Management Company"), with respect to the Shares held by certain accounts managed by the Management Company (the "Managed Accounts")3.

      The General Partner Of The Partnerships

            (viii)Farallon  Partners,   L.L.C.,  a  Delaware  limited  liability
                  company which is the general partner of each of the Partnerships (the "General Partner"), with respect to the Shares held by each of the Partnerships.

      The Managing Members Of The General Partner And The Management Company

            (ix) The following twelve persons who are managing members of both the General Partner and the Management Company, with respect to the Shares held by the Partnerships and the Managed Accounts: Enrique H. Boilini ("Boilini"), David I.
                  Cohen ("Cohen"), Joseph F. Downes ("Downes"), William F. Duhamel ("Duhamel"), Jason M. Fish ("Fish"), Andrew B. Fremder ("Fremder"), Richard B. Fried ("Fried"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Meridee
                  A. Moore ("Moore"), Thomas F. Steyer ("Steyer") and Mark C. Wehrly ("Wehrly"); and

            (x)   the thirteenth  managing member of the General Partner,  Fleur
                  E. Fairman ("Fairman"), with respect to the Shares held by the Partnerships.

     Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham, Moore, Steyer and Wehrly are together referred to herein as the "Individual Reporting Persons."

     The citizenship of each of the Partnerships, the General Partner and the Management Company is set forth above. Each of the Individual Reporting Persons is a United States citizen


--------------------------
     3 Of the Shares reported by the Management Company on behalf of the Managed Accounts, 0 Shares (equal to approximately 0.0% of the total Shares currently outstanding) are held by The Absolute Return Fund of The Common Fund, a non-profit corporation whose principal address is 450 Post Road East, Westport, Connecticut 06881.

                              Page 24 of 27 Pages
other than (i) Enrique H. Boilini who is an  Argentinean  citizen and (ii) David
I. Cohen who is a South African citizen.

     The address of the principal business office of each of the Reporting Persons other than FCCP and Enrique Boilini is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111. The address of FCCP is c/o W.S Walker & company, P.O. Box 265 GT, Walker House, Grand Cayman, Grand Cayman Islands and c/o Farallon Partners, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111. The address of Enrique Boilini is c/o Farallon Capital Management, L.L.C., 75 Holly Hill Lane, Greenwich, Connecticut 06830.

Item 3. If This  Statement Is Filed  Pursuant To Rule  13d-1(b),  Or 13d-2(b) Or
        (c), Check Whether The Person Filing Is An Entity Specified In (a)-(j):

          Not Applicable.

     If This Statement Is Filed Pursuant To Rule 13d-1(c), Check This Box. [ X ]

Item 4. Ownership

     The information required by Items 4(a) - (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person hereto is incorporated herein by reference for each such Reporting Person.

     The Shares reported hereby for the Partnerships are owned directly by the Partnerships and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts. The General Partner, as general partner to the Partnerships, may be deemed to be the beneficial owner of all such Shares owned by the Partnerships. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such Shares owned by the Managed Accounts. The twelve Individual Reporting Persons who are managing members of both the General Partner and the Management Company may each be deemed to be the beneficial owner of all such Shares held by the Partnerships and the Managed Accounts. Fairman, as a managing member of only the General Partner, may be deemed to be the beneficial owner of all such Shares held by the Partnerships. Each of the Management Company, the General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

Item 5. Ownership Of Five Percent Or Less Of A Class

          If this statement is being filed to report the fact that, on the date hereof, the Reporting Persons are not the deemed beneficial owner of more than five percent of the class of securities, check the following [ X ].

Item 6. Ownership Of More Than Five Percent On Behalf Of Another Person

          Not Applicable.


                              Page 25 of 27 Pages

Item 7. Identification And Classification Of The Subsidiary Which Acquired The Security Being Reported On By The Parent Holding Company

          Not Applicable.

Item 8. Identification And Classification Of Members Of The Group

          Not Applicable.

Item 9. Notice Of Dissolution Of Group

          Not Applicable.


Item 10. Certification

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.









                              Page 26 of 27 Pages

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: February 1, 2000


                    /s/ Thomas F. Steyer
                    ----------------------------------------
                    FARALLON PARTNERS, L.L.C.,
                    on its own behalf and as General Partner of
                    FARALLON CAPITAL PARTNERS, L.P.,
                    FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P.,
                    And FARALLON CAPITAL (CP) INVESTORS, L.P.
                    By Thomas F. Steyer,
                    Senior Managing Member


                    /s/ Thomas F. Steyer
                    ----------------------------------------
                    FARALLON CAPITAL MANAGEMENT, L.L.C.,
                    By Thomas F. Steyer,
                    Senior Managing Member

                    /s/ Thomas F. Steyer
                    ----------------------------------------
                    Thomas F. Steyer, individually and as
                    attorney-in-fact for each of Enrique H. Boilini,
                    David I. Cohen, Joseph F. Downes, William F. Duhamel, Fleur E. Fairman, Jason M. Fish, Andrew B. Fremder, Richard B. Fried, William F. Mellin, Stephen L. Millham, Meridee A. Moore and Mark C. Wehrly.

     The Powers of Attorney, each executed by Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore authorizing Steyer to sign and file this Schedule 13G on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on September 26, 1997, by such Reporting Persons with respect to the Common Stock of Sphere Drake Holdings Limited, are hereby incorporated by reference. The Powers of Attorney executed by Duhamel and Fried authorizing Steyer to sign and file this Schedule 13G on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on January 13, 1999, by such Reporting Persons with respect to the Callable Class A Common Shares of CliniChem Development Inc., are hereby incorporated by reference. The Power of Attorney executed by Mark C. Wehrly authorizing Steyer to sign and file this Schedule 13G on his behalf, which was filed with Amendment No. 4 to the Schedule 13D filed with the Securities and Exchange Commission on January 18, 2000, by such Reporting Person with respect to the Class A Common Stock of Momentum Business Applications, Inc., is hereby incorporated by reference.


                              Page 27 of 27 Pages